EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED FOURTH QUARTER AND FULL YEAR FISCAL 2013 PROFITS

—	Fourth Quarter Net Revenues were $1.6 Billion, Reflecting Strong Retail Segment Growth
—	Consolidated Operating Income Rose 33% in the Fourth Quarter and Operating Margin Expanded 270 Basis Points to 11.1%
—	Earnings Per Diluted Share Increased 38% to $1.37 in the Fourth Quarter
—	Full Year Fiscal 2013 Net Revenues were $6.9 Billion and Diluted EPS Increased 12% to $8.00

NEW YORK--(BUSINESS WIRE)—May 23, 2013-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $127 million, or $1.37 per diluted share, for the fourth quarter of Fiscal 2013, compared to net income of $94 million, or $0.99 per diluted share, for the fourth quarter of Fiscal 2012.  In the fourth quarter of Fiscal 2013, the Company recorded approximately $6 million in pre-tax impairment and restructuring charges associated with winding down its Rugby operations. Excluding the Rugby-related charges, net income rose 39% to $131 million and net income per diluted share increased 42% to $1.41 in the fourth quarter of Fiscal 2013.  Net income for the full year Fiscal 2013 period was $750 million, or $8.00 per diluted share, compared to net income of $681 million, or $7.13 per diluted share, for Fiscal 2012. Excluding $19 million in Rugby-related charges, net income for Fiscal 2013 rose 12% to $762 million and net income per diluted share increased 14% to $8.13.

"We achieved record sales and profit levels in Fiscal 2013," said Ralph Lauren, Chairman and Chief Executive Officer. "Our relentless focus on innovation and our commitment to superior craftsmanship continued to build our global customer base. We have an exciting next few years ahead of us, especially as we grow our global store network and e-commerce platforms to showcase the full scope of our brand portfolio and lifestyle sensibilities.”

“Our better-than-expected profitability in the fourth quarter and full year Fiscal 2013 periods is a direct result of the strong operational management of our global teams," said Roger Farah, President and Chief Operating Officer. "Enhanced profit flow-through was achieved despite sustained macroeconomic challenges and strategic decisions that mitigated revenue growth during the year. We are excited about the Company's diverse and compelling opportunities for future growth, and have planned Fiscal 2014 as a year of accelerated investment in our highest priority strategic initiatives.”

Fourth Quarter and Full Year Fiscal 2013 Income Statement Review

Net Revenues. Net revenues for the fourth quarter of Fiscal 2013 rose 1% to $1.6 billion, reflecting strong retail segment expansion that was partially offset by lower wholesale segment sales. Excluding the impact of strategic decisions to discontinue American Living and store closures associated with the Company’s Greater China network repositioning efforts, in addition to the net negative impact from foreign currency translation, net revenues increased approximately 4% in the fourth quarter.

Net revenues for the full year Fiscal 2013 period increased 1% to $6.9 billion, as strong retail segment growth was partially offset by a decline in wholesale segment sales and net unfavorable foreign currency effects. Excluding the impact of strategic decisions to discontinue American Living and store closures associated with the Company’s Greater China network repositioning efforts, in addition to the net negative impact from foreign currency translation, net revenues increased approximately 5% in Fiscal 2013.

—
Wholesale Sales. Wholesale segment sales of $796 million in the fourth quarter were 4% below the prior year period, primarily due to the discontinuation of American Living in Fiscal 2013 and a proactive reduction in shipments to certain European customers.

For Fiscal 2013, wholesale revenues were $3.1 billion, 3% below Fiscal 2012. The decline in wholesale sales was a result of a proactive reduction in shipments to certain European specialty stores, the discontinuation of American Living and the net negative impact of foreign currency translation, all of which was partially offset by continued growth for core merchandise categories in the Americas.

—
Retail Sales. Retail sales rose 7% to $804 million from $752 million in the fourth quarter last year, reflecting the incremental contribution from new stores and e-commerce operations and comparable store sales growth. Consolidated comparable store sales rose 3% on a reported basis and were up 4% in constant currency during the fourth quarter.

Retail sales for Fiscal 2013 were up 6% to $3.6 billion from $3.4 billion in Fiscal 2012, driven by the contribution from new stores and e-commerce platforms and comparable store sales growth. During Fiscal 2013, consolidated comparable store sales rose 3% on a reported basis and were up 4% in constant currency basis.

—
Licensing. Licensing revenues of $43 million in the fourth quarter were in line with the prior year period, as higher apparel product licensing revenues were offset by lower home product licensing royalties.

Licensing royalties of $182 million in Fiscal 2013 were 1% above Fiscal 2012’s level. Higher apparel and fragrance licensing royalties more than offset lower home product licensing royalties due to the transition of certain formerly licensed operations to directly controlled operations and the discontinuance of certain American Living licensing arrangements.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2013 increased 5% to $974 million and gross profit margin improved 220 basis points to 59.3%. The higher gross profit margin was primarily driven by lower input costs, beneficial channel and product mix and operational discipline.

Gross profit for Fiscal 2013 increased 4% to $4.2 billion compared to $4.0 billion in Fiscal 2012. Gross profit margin for Fiscal 2013 was 59.8%, 150 basis points greater than the prior year, primarily due to lower input costs, beneficial channel and product mix and operational discipline.

Operating Expenses. Operating expenses of $792 million in the fourth quarter were in line with the prior year period and were 48.2% of sales, 50 basis points below the fourth quarter of Fiscal 2012. The improvement in operating expense rate primarily reflects disciplined operational management and was achieved despite increased costs associated with overall business expansion, continued investment in the Company’s long-term strategic growth initiatives and impairment charges.

Operating expenses for Fiscal 2013 were $3.0 billion, 2% greater than Fiscal 2012. Operating expense rate was 43.6%, 50 basis points higher than Fiscal 2012, largely due to costs associated with overall business expansion, continued investment in the Company’s long-term strategic growth initiatives and infrastructure and increased impairment charges, principally as a result of the Rugby closure.

Operating Income. Operating income for the fourth quarter of Fiscal 2013 was $182 million, 33% greater than the prior year. Operating margin was 11.1% of sales, 270 basis points stronger than the fourth quarter of Fiscal 2012, reflecting the higher gross profit margin and operating expense leverage discussed above.

Fiscal 2013’s operating income of $1.1 billion was 8% greater than Fiscal 2012 and the operating margin increased 100 basis points to 16.2%. The growth in operating income and higher operating margin were a result of improved gross margins that were partially offset by a higher operating expense rate.

—
Wholesale Operating Income. Wholesale operating income increased 16% in the fourth quarter of Fiscal 2013 to $175 million from $150 million last year, and wholesale operating margin expanded 380 basis points to 22.0%. The improvement in wholesale operating margin was primarily due to higher gross margins as a result of lower input costs, favorable product mix and operational discipline.

Wholesale operating income rose 8% in Fiscal 2013 to $706 million from $654 million in Fiscal 2012. Wholesale operating margin for Fiscal 2013 was 22.5% compared to 20.2% in Fiscal 2012. The improvement in wholesale operating margin was primarily due to higher gross margins as a result of lower input costs, favorable product mix and operational discipline.

—
Retail Operating Income. Retail operating income of $74 million was 73% greater than the $43 million achieved in the fourth quarter of Fiscal 2012, and retail operating margin expanded 350 basis points to 9.2%. The improvement in retail operating margin was principally a result of operational discipline that supported stronger profitability in all major geographies, particularly in international markets.

Retail operating income increased 11% in Fiscal 2013 to $611 million from $553 million in Fiscal 2012, and retail operating margin improved 80 basis points to 16.9%. Excluding the Rugby-related charges, retail operating margin was 17.1%, 100 basis points greater than the prior year period, a result of comparable store sales growth and disciplined operational management that more than offset continued investment in global e-commerce and the impact of the Company’s Greater China network repositioning efforts.

—
Licensing Operating Income. Licensing operating income declined 3% to $29 million from $30 million in the fourth quarter of Fiscal 2012. Fiscal 2013 licensing operating income increased 1% to $130 million from $129 million in Fiscal 2012.

Net Income and Diluted EPS. Net income for the fourth quarter of Fiscal 2013 was $127 million, 35% greater than the $94 million achieved in the comparable period of Fiscal 2012, and net income per diluted share rose 38% to $1.37 from $0.99 for the same time period. The increases in net income and net income per diluted share were principally the result of the growth in operating income discussed above. The lower effective tax rate of 25% in the fourth quarter compared to 28% in the prior year period was primarily related to a favorable discrete tax item during the quarter and to favorable geographic mix. Excluding Rugby-related impairment and restructuring charges, net income for the fourth quarter of Fiscal 2013 rose 39% to $131 million and net income per diluted share increased 42% to $1.41.

Net income for the full year Fiscal 2013 period increased 10% to $750 million from $681 million in Fiscal 2012. Net income per diluted share for Fiscal 2013 was $8.00, 12% greater than the $7.13 earned in Fiscal 2012. The growth in net income and net income per diluted share was principally due to the higher operating income discussed above. The effective tax rate for Fiscal 2013 was 31% compared to 33% in Fiscal 2012. Excluding Rugby-related impairment and restructuring charges, net income for Fiscal 2013 rose 12% to $762 million and net income per diluted share increased 14% to $8.13.

Fourth Quarter and Full Year Fiscal 2013 Balance Sheet and Cash Flow Review

The Company ended the fourth quarter with $1.4 billion in cash and investments, or $1.1 billion in cash and investments net of debt ("net cash"), compared to $1.3 billion in cash and investments and $1.0 billion in net cash at the end of the fourth quarter of Fiscal 2012. The fourth quarter ended with inventory up 6% to $896 million from $842 million in the fourth quarter of last year.

The Company had $276 million in capital expenditures in Fiscal 2013, compared to $272 million in the prior year period.  The Company repurchased approximately three million shares of Class A Common Stock at an average cost of $149 during Fiscal 2013. In aggregate, the Company utilized $500 million of its authorized share repurchase programs during the year and approximately $577 million remained available under authorized share repurchase programs at the end of the fourth quarter.

Global Retail Store Network

The Company ended the fourth quarter of Fiscal 2013 with 388 directly operated stores, comprised of 116 Ralph Lauren stores, 59 Club Monaco stores and 213 Polo factory stores. The Company also operated 494 concession shop locations worldwide at the end of the fourth quarter. In addition to Company-operated locations, international licensing partners operated 62 Ralph Lauren stores and 32 dedicated shops, as well as 64 Club Monaco stores and shops at the end of the fourth quarter.

Fiscal 2014 Outlook
The Company currently expects consolidated net revenues for Fiscal 2014 to increase by 4%-7%, including a 150 basis point net negative impact from foreign currency translation. Operating margin for Fiscal 2014 is currently expected to be 25-75 basis points below the prior year’s record level due to the integration of certain formerly licensed merchandise categories and geographic regions to directly controlled operations, accelerated investment in the Company’s long-term growth initiatives and unfavorable foreign currency effects. The full year Fiscal 2014 tax rate is estimated at 31%. Capital expenditures are planned at approximately $350-$450 million in Fiscal 2014.

In the first quarter of Fiscal 2014, the Company expects consolidated net revenues to increase by a low-single-digit percentage, including a 150 basis point net negative impact from foreign currency translation. Wholesale sales are expected to grow slightly faster than retail sales due to the transition of certain formerly licensed merchandise categories to directly controlled operations. Operating margin for the first quarter of Fiscal 2014 is expected to be approximately 200-250 basis points below the comparable prior year period due to the integration of newly assumed operations, the timing of investments to support the Company’s strategic growth objectives and unfavorable foreign currency effects. The first quarter tax rate is estimated at 32%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 23, 2013, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 719-325-2499. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter and Full Year Fiscal 2013 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Thursday, May 23, 2013 through 1:00 P.M. Eastern, Wednesday, May 29, 2013 by dialing 719-457-0820 and entering passcode 9627830.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 46 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies, to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the challenging state of the global economy on consumer purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); changes in our effective tax rates or credit profile and ratings within the financial community; our ability to continue to expand our business internationally; changes in our relationships with department store customers and licensing partners; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Audited)

	March 30,	March 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$973.7	$671.6
Short-term investments	324.7	515.7
Accounts receivable, net of allowances	458.1	547.2
Inventories	896.1	841.6
Income tax receivable	28.6	17.2
Deferred tax assets	119.7	125.6
Prepaid expenses and other current assets	161.9	181.0

Total current assets	2,962.8	2,899.9

Non-current investments	81.0	99.9
Property and equipment, net	932.2	884.1
Deferred tax assets	21.6	39.8
Goodwill	968.0	1,004.0
Intangible assets, net	327.9	359.0
Other non-current assets	124.7	129.7

Total assets	$5,418.2	$5,416.4

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$266.6	$-
Accounts payable	146.9	180.6
Income tax payable	43.2	71.9
Accrued expenses and other current liabilities	664.6	693.7

Total current liabilities	1,121.3	946.2

Long-term debt	-	274.4
Non-current liability for unrecognized tax benefits	150.2	168.0
Other non-current liabilities	362.1	375.3

Total liabilities	1,633.6	1,763.9

Equity:
Common stock	1.2	1.2
Additional paid-in-capital	1,752.0	1,624.0
Retained earnings	4,646.8	4,042.4
Treasury stock, Class A, at cost	(2,709.0)	(2,211.7)
Accumulated other comprehensive income	93.6	196.6

Total equity	3,784.6	3,652.5

Total liabilities and equity	$5,418.2	$5,416.4

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2013	2012

Wholesale net sales	$795.8	$828.0
Retail net sales	804.4	751.5

Net sales	1,600.2	1,579.5

Licensing revenue	43.1	43.4

Net revenues	1,643.3	1,622.9

Cost of goods sold(a)	(669.0)	(696.5)

Gross profit	974.3	926.4

Selling, general, and administrative expenses(a)	(770.9)	(772.8)
Amortization of intangible assets	(6.5)	(7.1)
Impairment of assets	(6.6)	-
Restructuring charges	(8.3)	(10.1)
Total other costs and expenses	(792.3)	(790.0)

Operating income	182.0	136.4

Foreign currency gains (losses)	(4.5)	2.7

Interest expense	(5.6)	(5.7)

Interest and other income, net	1.6	1.7

Equity in loss of equity-method investees	(4.9)	(4.1)

Income before provision for income taxes	168.6	131.0

Provision for income taxes	(41.4)	(36.6)

Net income	$127.2	$94.4

Net income per share - Basic	$1.40	$1.02

Net income per share - Diluted	$1.37	$0.99

Weighted average shares outstanding - Basic	90.8	92.5

Weighted average shares outstanding - Diluted	93.1	95.3

Dividends declared per share	$0.40	$0.20

(a) Includes total depreciation expense of:	$(51.8)	$(49.9)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	March 30,	March 31,
	2013	2012

Wholesale net sales	$3,138.3	$3,246.5
Retail net sales	3,624.6	3,432.3

Net sales	6,762.9	6,678.8

Licensing revenue	181.9	180.7

Net revenues	6,944.8	6,859.5

Cost of goods sold(a)	(2,789.0)	(2,861.4)

Gross profit	4,155.8	3,998.1

Selling, general, and administrative expenses(a)	(2,971.6)	(2,915.2)
Amortization of intangible assets	(26.8)	(28.9)
Impairment of assets	(19.0)	(2.2)
Restructuring charges	(11.7)	(12.4)
Total other costs and expenses	(3,029.1)	(2,958.7)

Operating income	1,126.7	1,039.4

Foreign currency gains (losses)	(11.5)	(1.5)

Interest expense	(22.1)	(24.5)

Interest and other income, net	5.7	11.0

Equity in loss of equity-method investees	(9.5)	(9.3)

Income before provision for income taxes	1,089.3	1,015.1

Provision for income taxes	(339.3)	(334.1)

Net income	$750.0	$681.0

Net income per share - Basic	$8.21	$7.35

Net income per share - Diluted	$8.00	$7.13

Weighted average shares outstanding - Basic	91.3	92.7

Weighted average shares outstanding - Diluted	93.7	95.5

Dividends declared per share	$1.60	$0.80

(a) Includes total depreciation expense of:	$(205.5)	$(196.3)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended March 30, 2013 and March 31, 2012 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Net revenues:
Wholesale	$795.8	$828.0	$3,138.3	$3,246.5
Retail	804.4	751.5	3,624.6	3,432.3
Licensing	43.1	43.4	181.9	180.7
Total net revenues	$1,643.3	$1,622.9	$6,944.8	$6,859.5

Operating income:
Wholesale	$174.8	$150.4	$706.1	$654.3
Retail	74.1	42.8	611.3	553.1
Licensing	28.8	29.8	130.1	129.0
	277.7	223.0	1,447.5	1,336.4
Less:
Unallocated corporate expenses	(87.4)	(76.5)	(309.1)	(284.6)
Unallocated restructuring charges, net	(8.3)	(10.1)	(11.7)	(12.4)
Total operating income	$182.0	$136.4	$1,126.7	$1,039.4

SUPPLEMENTAL FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures relating to impairment and restructuring charges associated with the discontinuation of Rugby. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP and may be different from non-GAAP measures reported by other companies.

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended March 30, 2013
	As Reported	Rugby Asset Impairment Charges	Rugby Restructuring Charges	Excluding Rugby Asset Impairment & Restructuring Charges
Total other costs and expenses	$(792.3)	$0.2	$5.4	$(786.7)
Operating expense margin	48.2%			47.9%

Operating income	$182.0	$0.2	$5.4	$187.6
Operating margin	11.1%			11.4%

Provision for income taxes	$(41.4)	$(0.1)	$(1.8)	$(43.3)

Net income	$127.2	$0.1	$3.6	$130.9
Net income per diluted share	$1.37	$-	$0.04	$1.41

SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
Wholesale	$174.8	$-	$-	$174.8
Retail	74.1	0.2	-	74.3
Licensing	28.8	-	-	28.8
Unallocated corporate expenses and
restructuring charges, net	(95.7)	-	5.4	(90.3)
Total operating income	$182.0	$0.2	$5.4	$187.6

Retail operating margin	9.2%			9.2%

	Twelve Months Ended March 30, 2013
	As Reported	Rugby Asset Impairment Charges	Rugby Restructuring Charges	Excluding Rugby Asset Impairment & Restructuring Charges
Total other costs and expenses	$(3,029.1)	$11.4	$7.1	$(3,010.6)
Operating expense margin	43.6%			43.4%

Operating income	$1,126.7	$11.4	$7.1	$1,145.2
Operating margin	16.2%			16.5%

Provision for income taxes	$(339.3)	$(4.0)	$(2.5)	$(345.8)

Net income	$750.0	$7.4	$4.6	$762.0
Net income per diluted share	$8.00	$0.08	$0.05	$8.13

SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
Wholesale	$706.1	$-	$-	$706.1
Retail	611.3	9.7	-	621.0
Licensing	130.1	1.7	-	131.8
Unallocated corporate expenses and
restructuring charges, net	(320.8)	-	7.1	(313.7)
Total operating income	$1,126.7	$11.4	$7.1	$1,145.2

Retail operating margin	16.9%			17.1%

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended March 30, 2013 % Change		Twelve Months Ended March 30, 2013 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	3%	4%	3%	4%

Operating Segment Data

	Three Months Ended		% Change
	March 30, 2013	March 31, 2012	As Reported	Constant Currency
Wholesale net sales	$795.8	$828.0	(3.9%)	(3.9%)
Retail net sales	804.4	751.5	7.0%	8.4%
Net sales	1,600.2	1,579.5	1.3%	1.9%
Licensing revenue	43.1	43.4	(0.7%)	0.5%
Net revenues	$1,643.3	$1,622.9	1.3%	1.9%

	Twelve Months Ended		% Change
	March 30, 2013	March 31, 2012	As Reported	Constant Currency
Wholesale net sales	$3,138.3	$3,246.5	(3.3%)	(1.8%)
Retail net sales	3,624.6	3,432.3	5.6%	7.0%
Net sales	6,762.9	6,678.8	1.3%	2.7%
Licensing revenue	181.9	180.7	0.7%	1.1%
Net revenues	$6,944.8	$6,859.5	1.2%	2.7%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Winnie Lerner, 212-583-2262